 Exhibit (k)

FIRST AMENDMENT TO
MASTER SERVICES AGREEMENT
BABSON CAPITAL GLOBAL SHORT DURATION HIGH YIELD FUND

THIS FIRST AMENDMENT to the MASTER SERVICES AGREEMENT is made and entered into as of this 25th day of October 2015, by and among BABSON CAPITAL GLOBAL SHORT DURATION YIELD FUND, a Massachusetts business trust (the "Fund"), TS CAPITAL, LLC and its affiliated entities, including TS Capital Distributors (collectively referred to herein as "TSC") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

WHEREAS, the Fund, TSC and USBFS entered into a Master Services Agreement on October 25, 2012 (the "Agreement") pursuant to which USBFS provides administrative, fund accounting and transfer agent, dividend disbursing agent and dividend reinvestment plan services for the Fund and TSC performs certain services for the Fund either directly or through one of its affiliated entities for the Fund, a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (the "Acts");

WHEREAS, the initial term of the Agreement will expire on October 25, 2015 and the Fund desires to renew the Agreement with respect to the USBFS administrative, fund accounting and transfer agent, dividend disbursing agent and dividend plan services, but wishes to discontinue the services of TSC; and

WHEREAS, the Fund and USBFS have agreed to amend the fees for such remaining services;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed among the parties hereto as follows:

1. Amendments to Agreement — The parties agree to amend the Agreement as set forth below:

A.
Removal of References to TSC

The Agreement is amended as follows:

(i)
All references to TS CAPITAL, LLC and its affiliated entities, including TS Capital Distributors (collectively referred to herein as "TSC") are removed from the Agreement.

(ii)
Section l(D), as set forth below, is deleted in its entirety:

"Other Services. The Fund appoints TSC to be a secondary market service provider for the Fund, and TSC accepts such appointment and agrees to render the services, hereby set forth in Exhibit D ("TSC Services") attached hereto and incorporated by reference, for the compensation herein provided. TSC Services will be provided in accordance with Applicable Law and the Fund's prospectus and statement of additional-in formation."

B.
Extension of Term of Agreement

Section 9, "Term of Agreement; Amendment," is amended and replaced in its entirety to read as follows:

9. Term of Agreement; Amendment. This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years, unless terminated earlier by any of the parties upon giving 90 days prior written notice or such shorter period as is mutually agreed upon by the parties. After the initial term ending on October 25, 2015, the Agreement, as amended on October 25, 2015, will continue for one year terms and may be terminated by either party upon sixty (60) days prior written notice. Notwithstanding the foregoing, this Agreement may be terminated by any of the parties upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, TSC and the Fund, and authorized or approved by the Board of Trustees of the Fund.

C.
Amendment of Fee Schedule

Exhibit E Annual Fee Schedule is superseded and replaced in its entirety with the Amended Exhibit E attached hereto.

2. Additional Matters

All defined terms used herein and not otherwise defined herein shall their respective meanings as set forth in the Agreement.

It is expressly agreed by the parties that this Amendment modifies, alters and/or supplements only those provisions of the Agreement set out herein, and all other provisions of the Agreement shall remain in full force and effect.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BABSON CAPITAL GLOBAL SHORT DURATON HIGH YIELD FUND

By: /s/ Patrick Hoefling
Name: Patrick Hoefling
Title: Chief Financial Officer

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael R. McVoy
Name: Michael R. McVoy
Title: Executive Vice President

TS CAPITAL, LLC
By: /s/ Tina K. Singh
Name: Tina K. Singh
Title: CEO

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Amended Exhibit E to the Master Services Agreement
Babson Global Short Duration High Yield Fund
SHAREHOLDER SERVICING
ANNUAL FEE SCHEDULE
October 25, 2015

Shareholder Servicing Fee Based Upon Average Total Managed Assets Per Fund**
7.5 basis points on average total managed assets*
Minimum annual fee: $87,500

Services Included in Annual Fee:
●
Fund Accounting
●
Fund Administration
●
Transfer Agent
●
Domestic Custody (Global Custody Fees are in the October 24, 2012 Custody Agreement, Exhibit B)
●
Advisor Information Source Web portal
●
Chief Compliance Officer Support Fee

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, wash sale reporting (Gainskeeper), federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, mailing, envelopes, record retention, disaster recovery charges, Fed wire charges, voice response (VRU) maintenance and development, data communication and implementation charges, listing fees and travel.

Additional Services
Available but not included above are the following services — legal administration (e.g., registration statement update), Section 15(c) reporting, daily compliance testing (Charles River), electronic Board book portal (BookMark), client dedicated line data access, training, expedited CUSIP setup, dividend reinvestment fees, additional share classes and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.

**”total managed assets" means the total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar roll transactions, or similar transactions, borrowings, and preferred shares that may be outstanding) minus accrued liabilities (other than liabilities in respect of reverse repurchase agreements, dollar roll transactions, or similar transactions, and borrowings). For purposes of calculating "total managed assets," the liquidation preference of any preferred shares outstanding shall not be considered a liability. For clarity, with respect to any reverse repurchase agreement, dollar roll or similar transaction, "total managed assets" includes any proceeds from the sale of an asset of the Fund to a counterparty in such a transaction, in addition to the value of the asset so sold as of the relevant measuring date. The average daily total managed assets of the Fund for any month shall be determined by taking an average of all of the determinations of total managed assets during such month at the close of business on each business day during such month while this Agreement is in effect.